SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            Form 8-K

                         CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of
                the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  01-08-96


                            AMERON, INC.
        (Exact name of registrant as specified in its charter)



     Delaware                   1-9102          77-0100596
(State or other jurisdiction    (Commission     (I.R.S. Employer
of Incorporation)               File Number)    Identification No.)




245 South Los Robles Ave., Pasadena, California          91101
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (818) 683-4000

Item 5      OTHER EVENTS

The attached announcement was released to the news media on January 8, 1996.

















                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  AMERON, INC.



Date:  January 9, 1996             By:/s/ Javier Solis
                                          Senior Vice President and
                                          Secretary

Ameron, Inc.  News Release

January 8, 1996

                       AMERON ACQUIRES CENTRON CORPORATION


PASADENA, Calif. - Ameron, Inc., (NYSE:AMN) reported today that it has acquired the assets of Centron Corporation, a privately held, leading manufacturer of fiberglass pipe for the worldwide oil field market.

Centron is located in Mineral Wells, Texas. Annual sales are approximately $25 million.

"This acquisition gives Ameron's fiberglass pipe business a leadership position in the global oil field market," said James S. Marlen, chairman, president and chief executive officer of Ameron, Inc. "Centron's high-pressure, small-diameter product line is an ideal complement to Ameron's existing high-pressure, large-diameter products. Centron is known for its technological excellence. Adding Centron products to our line is consistent with Ameron's growth strategy of strengthening our core technologies,"
Marlen said.

Headquartered in Houston, Texas, Ameron's fiberglass pipe business operates manufacturing plants in Burkburnett, Texas; Spartanburg, S.C.; the Netherlands; and Singapore. Ameron fiberglass pipe sales in 1995 were approximately
$83 million.

Ameron, Inc. is a multi-national manufacturer of highly engineered products for the building, construction and industrial markets. The company operates businesses in 15 countries in North America, Latin America, Europe and Asia. In addition to fiberglass pipe, Ameron is a leading producer of concrete and steel pipe systems, high-performance coatings and other specialized construction products.